Filed Pursuant to Rule 433
Registration No. 333-149887
March 26, 2009
PRICING TERM SHEET
Newell Rubbermaid Inc.
10.60% Notes due April 15, 2019

Issuer:	Newell Rubbermaid Inc.
Note Type:	Senior Unsecured Notes
Offering Format:	SEC Registered
Size:	$300,000,000
Denomination:	$2,000 x $1,000
Maturity Date:	April 15, 2019
Coupon:	10.60%
Interest Payment Dates:	April 15th and October 15th, commencing October 15, 2009
Day Count Convention	30/360
Price to Public:	97.592%
Benchmark Treasury:	UST 2.75% due February 15, 2019
Benchmark Treasury Yield:	2.746%
Spread to Benchmark Treasury:	T + 825.4 bps
Yield:	11.00%
Make-Whole Call:	T + 50 bps
Expected Settlement Date:	March 31, 2009
CUSIP:	651229AJ5
Anticipated Ratings:	Baa3 (negative outlook) by Moody’s Investors Service, Inc.
BBB- (negative outlook) by Standard & Poor’s Ratings Services
BBB (negative outlook) by Fitch Inc.
Joint Book-Running Managers:	J.P. Morgan Securities Inc., Banc of America Securities LLC
Co-Managers:	BNP Paribas Securities Corp., Barclays Capital Inc., Citigroup
Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc.,
Goldman, Sachs & Co.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at 212-834-4533 or Banc of America Securities LLC toll-free at 1-800-294-1322.
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